     As filed with the Securities and Exchange Commission on April 20, 1999


                      Registration Statement No. 333-73397

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                               AMENDMENT NO. 1 to

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                                   AMBI INC.
             (Exact name of registrant as specified in its charter)

New York                             5122                                      11-2653613
(State or other jurisdiction         (Primary Standard                         (I.R.S. Employer
of incorporation)                    Industrial Classification                 Identification No.)
                                     Code Number)

AMBI Inc.                            Fredric D. Price,
4 Manhattanville Road                President, CEO
Purchase, New York 10577             AMBI Inc.
(914) 701-4500                       4 Manhattanville Road
(Address, including zip code,        Purchase, New York 10577
and telephone number,                (914) 701-4500
including area code, of              (Name, address, including
registrant's principal               zip code, and telephone
executive offices)                   number, including area
                                     code, of agent for service)

                             ---------------------

                                   Copies To:
                             Oscar D. Folger, Esq.
                                521 Fifth Avenue
                            New York, New York 10175
                                 (212) 697-6464

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement depending on market conditions.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /__/

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/



-----------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             ----------------------

                   SUBJECT TO COMPLETION, DATED APRIL 20, 1999


PROSPECTUS

                                   AMBI INC.
                        1,304,347 Shares of Common stock

                        --------------------------------


         Three shareholders of AMBI Inc. are offering and selling 1,304,347 shares of their AMBI common stock under this prospectus. These shareholders are Dean Radetsky, Cheryl Radetsky, and Marvin L. Segel. Some or all of the selling shareholders expect to sell their offered shares. The selling shareholders may offer their AMBI stock through public or private transactions, on or off the Nasdaq Stock Market, at prevailing market prices, or at privately negotiated prices.


         AMBI's common stock is traded on the Nasdaq National Market System under the symbol AMBI. As reported by Nasdaq for April 21, 1999, the last sale price for AMBI's common stock was $1.1875.

                             ---------------------

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                             ---------------------

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                 The date of this prospectus is April __, 1999.

                                  THE COMPANY

         We are a New York corporation that was incorporated on June 29, 1983. We develop and commercialize nutrition and pharmaceutical products. Our executive offices are located at 4 Manhattanville Road, Purchase, New York 10577 and our telephone number at that address is 914-701-4500.

                                  RISK FACTORS

         An investment in the offered shares involves a high degree of risk. Prospective investors should understand that they may lose their investment and should consider carefully the following risk factors in making their investment decision. This prospectus contains and incorporates by reference forward-looking statements which are intended to fall within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Examples include the discussion under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K/A for the year ended June 30, 1998. These statements are based on current expectations that involve a number of uncertainties including those set forth in the following risk factors. Actual results could differ materially from those results projected in these forward-looking statements.


If revenues from our newly-acquired businesses do not meet and/or exceed the revenues derived from the business that we sold, we may not remain profitable.


         In December 1996, we sold our subsidiary, Aplin & Barrett Limited. Substantially all of our earnings through the date of sale came from this subsidiary. Primarily as a result of the sale, revenues decreased 30% in the fiscal year ended June 30, 1997 from the fiscal year ended June 30, 1996. In August 1997, we reinvested the proceeds from the sale of Aplin & Barrett Limited, as well as used funds from additional loans, to acquire Nutrition 21, L.P. We also acquired in January 1999 substantially all of the assets of Optimum Lifestyle, Inc. The businesses of Nutrition 21 and Optimum Lifestyle and sales of our other products may not continue to generate revenues, cash flow, and earnings equal to those that would have come from Aplin & Barrett Limited. Nutrition 21 and Optimum Lifestyle will probably continue to provide a majority of our revenues at least through the next fiscal year. The Nutrition 21 and Optimum Lifestyle businesses are relatively new to us and we may be unable to effectively integrate these businesses with our other businesses or maintain their profitability,


         Our ability to maintain profitability depends, in part, on our ability to successfully market Cardia(Registered)Salt and Nutrition 21's principal products, chromium picolinate and selenium. Chromium picolinate and selenium are minerals used as dietary supplements. Chromium picolinate helps control blood sugar levels and promotes healthy body composition and selenium can help reduce the occurrence of certain cancers. Our management is relatively new to the Nutrition 21 and Optimum Lifestyle nutritional supplement businesses and may be unable to operate them successfully.

         While certain of Nutrition 21's previous personnel have continued with the business, we do not have and do not plan to obtain employment agreements with Nutrition 21's personnel. Nutrition 21's current personnel may not remain with us, and it may be difficult to replace them should they leave. If we are unable to retain or replace this experienced personnel, and our management is unable to successfully operate the Nutrition 21 and Optimum Lifestyle businesses, we may no longer be profitable.


We have become profitable only recently, and may be unable to remain profitable due to other factors in addition to the problem of absorbing our new businesses.


         We have had net operating losses from our inception as a company in 1983 through the fiscal quarter ended December 31,1997. At June 30, 1998 our accumulated deficit was approximately $44.7 million. Our current sales are from the Nutrition 21 and Optimum Lifestyle businesses, Cardia(Registered)Salt and animal healthcare products. While one strategy to expand our revenues includes the continued acquisition of nutrition products, we may be unable to conclude any further acquisitions. It may be several years before we generate revenues from the products we are currently developing. Other factors important to our continued profitability include:


 -       entering into new agreements for product development,

 -       commercializing new products,

 -       developing additional manufacturing  and marketing capacity, and

 -       obtaining any required regulatory approvals for products.


We may fail to develop, commercialize, manufacture and market new products, continue to achieve profitability, or obtain required regulatory approvals.


We depend on a limited number of products for our revenues.


         Since the sale of Aplin & Barrett Limited and the subsequent purchase of the Nutrition 21 and Optimum Lifestyle businesses, our revenues are primarily derived from the sale of nutrition products and dietary supplements, which are the principal products of the Nutrition 21 and Optimum Lifestyle businesses. While we are working to acquire or develop additional products or businesses, at the present time a decline in chromium picolinate, selenium or nutrition bar sales would harm our business.


We may need additional financing and do not know if additional funding would be available on reasonable terms which do not substantially dilute our existing shareholders.


         We may require additional funds in the future for:

 -       continued marketing of existing products,
 -       research and development,
 -       the acquisition of products and/or companies,

 -       filing, prosecuting and enforcing patent claims,
 -       completing technological and market developments,

 - establishing collaborative arrangements for manufacturing and marketing,


 -       product licensing,

 -       pre-clinical and clinical trials, and
 -       obtaining regulatory approvals.

         We intend to seek other additional funding through arrangements with corporate collaborators, public or private sales of our securities, or bank financing arrangements. However, we currently have no arrangements in place for additional financing and thus do not know if it would be available, if the terms would be reasonable, or if it would substantially dilute our existing shareholders. The inability to obtain required financing on reasonable terms could harm our business. An example of our need for additional funds is that we had to borrow money from State Street Bank and Trust Company for part of the purchase price for the business acquired from Optimum Lifestyle.


If we are not able to meet the regulatory requirements that apply to our products, we will not be able to market them.


         The government extensively regulates products that are intended to treat disease in humans or animals. The main regulatory agency is the U. S. Food and Drug Administration, or FDA. Our proposed products may not prove to be safe and effective under the FDA's regulatory procedures, or be marketable even after approval. Products must undergo thorough preclinical and clinical evaluations of performance as to safety and efficacy. It may take several years to take a product from the discovery stage through research and preclinical development to the point where we or our partners can make the necessary U.S. and international filings to conduct human clinical trials. Regulatory requirements to conduct clinical trials are substantial, depend upon a variety of factors, vary by country, and significantly add to the time necessary to determine whether a product candidate can be approved for human use.


         While all of the products that we are currently selling are in business areas that do not require FDA approval for marketing, they are subject to monitoring by the FDA. The FDA may make inquiries or take other action concerning these products in the future. Any limitations imposed by the FDA on the marketing of our current products could cause our business to suffer.


         Since the sale of Aplin & Barrett Limited, we do not have any pharmaceutical products that have completed this process. All of our potential pharmaceutical products are in various stages of preclinical and clinical development. The failure of any of these products to obtain FDA approval would prevent us from selling them and may harm our business.


         In addition to FDA regulations, the Federal Trade Commission , or FTC, regulates product advertising claims. In November 1996, after an FTC inquiry, Nutrition 21, without any admission that any laws had been violated, entered into a settlement agreement with the FTC. This agreement limits our ability to make claims about our Nutrition 21 products without "competent and reliable scientific evidence."

We may be liable for damages not covered by our insurance if our products have harmful side effects.


         Harmful side effects may occur in both human and animal patients during clinical testing of a new drug. These side effects may delay FDA approval and cause a company to terminate its efforts to develop a drug for commercial use. In addition, harmful side effects that develop after the FDA has approved a drug could result in legal action against a company. We may face substantial liability in the event of harmful side effects or product defects occurring when our products are used in clinical tests or after sale to the public. If we fail to defend ourselves successfully in any suit that may be brought against us, our business could be harmed. Also, the defense of such a lawsuit is likely to be expensive and a significant drain on our financial resources. We have product liability insurance for the products we currently market and intend to obtain product liability insurance for products we will market in the future. However, we may not succeed in obtaining additional insurance or obtaining insurance sufficient to cover all possible liabilities.


Our future success depends heavily on the continued services of Fredric D.
Price.


         Our business depends heavily upon the participation of Mr. Fredric D. Price, President and Chief Executive Officer. Loss of his services would harm our operations.


Many of our competitors are larger and have more resources than we have.


         We are evaluating proprietary nutrition products in the areas of cardiovascular disease, diabetes, infectious disease, and gastrointestinal disorders. We have limited experience in marketing products and providing marketing licenses to others in these areas. Compared to us, there are many larger food and pharmaceutical companies with substantially greater financial resources or relevant marketing experience. These companies could acquire or develop products that may compete with our current or future products. Our failure to successfully defend our market position would harm our business.


         We are developing drugs for the treatment of serious bacterial infections. Many other corporate and research organizations are developing similar drugs to treat these and similar bacterial infections. Success by competitors with other anti-bacterial or germicidal products may harm our prospects. Many of the large corporations that are involved in, or we expected will enter, the field of biotechnology have substantially greater financial, marketing and human resources than we do.

         The nutrition supplement industry is fragmented with many competitors and potential competitors that are larger and have greater financial resources than we do. Although we hold exclusive rights to the United States patent for chromium picolinate, foreign producers compete on price with us in foreign markets. We also face price competition from illegal imports into the United States.

Our products may become obsolete due to technological advances.


         We are developing products in areas that are undergoing rapid technological advances and we may be unable to take advantage of these advances. In addition, the successful application of these technological advances by competitors may render our products obsolete. In the pharmaceutical market, many companies are developing products for treatment of diseases caused by antibiotic resistant bacteria. We are also developing products, nisin and lysostaphin, to treat diseases caused by serious bacterial infections. Our potential products may become obsolete due to the products being developed by other companies for treating antibiotic resistant bacteria. In the nutrition supplement market there are numerous products for which claims are made similar to those we make for chromium picolinate. Research supporting competitors' claims in the nutrition supplement market is not subject to mandatory review by any government agency. Therefore, new products can appear and be brought to market rapidly and with little advance notice. A product competitive with chromium picolinate may appear or be supported by new research before we are able to respond with new product development or countervailing research. If competing products are developed that customers believe are superior to our products, sales of our products could decline and our business would be harmed.


We depend on other companies to market some of our products.


         We rely on agreements with collaborative partners to develop, test and market our products. We may be unable to obtain agreements needed for our business, or agreements may not be available on terms that are acceptable to us. If we are not able to enter into agreements, we could encounter delays in marketing our new products into the market, or find that development, manufacture or sale of our products will be limited.


         For example, Orion Corporation, the largest pharmaceutical company in Finland, granted to us an exclusive license to make, have made, use and sell in the United States Orion's patented salt blend. This product is currently being sold in the United States by us as Cardia(Registered)Salt and is being sold in countries outside the United States by Orion and its licensees. In October 1998, we granted American Home Products Corporation's Whitehall-Robins Healthcare Division an exclusive license to sell Cardia(Registered)Salt in the U.S. retail market. Also in

October 1998,we entered into an exclusive agreement with Cultor Food Science, Inc. to market Cardia(Registered)Salt as a food ingredient to the U.S. processed food industry. We are dependent on the license from Orion and the marketing efforts of American Home Products Corporation's Whitehall-Robins Healthcare Division and Cultor Food Science, Inc. for the success of this product.


We have no manufacturing experience and rely on third parties for manufacturing.


         We currently have no facilities to manufacture chromium picolinate, selenium, nutrition bars, and our other products and must rely on third parties to manufacture our products. These manufacturers may not meet our requirements, and we may not be able to find substitute manufacturers, if necessary.


If we are unable to protect our technology, we will be subject to increased competition.


         We rely on patent and trade secret protection for our biotechnology and pharmaceutical products. In addition, we rely on intellectual property to protect our investment in the nutrition products business. Our success will depend, in part, on our ability to obtain patent protection for our products and manufacturing processes, preserve our trade secrets, and operate without infringing the proprietary rights of third parties. If we cannot secure intellectual property protection, our competitors could sell products similar to ours at lower prices. Competitors could undercut our prices because they did not pay to develop or obtain licenses to the technology in these products. Any current or future patent applications relating to our products or technology may not result in patents being issued or, if issued, these patents may not afford adequate protection or may be challenged, invalidated or infringed. Competitors may independently develop similar products and processes, duplicate our products or, if patents are issued to us, design around these patents. In addition, we could incur substantial costs in defending ourselves in suits brought against us or in suits we bring to assert our patents against others. The loss of any litigation could harm our business.


         We may also be required to obtain licenses to patents or other proprietary rights of third parties. These licenses may not be available on terms acceptable to us, if at all. If we do not obtain required licenses, we could be delayed in marketing new products while we attempt to design around the proprietary rights held by third parties, or we may be unable to develop, manufacture or sell new products.


         We also seek to protect our proprietary technology in part by confidentiality and inventors' rights agreements with our collaborators, advisors, employees, and consultants. These agreements may be breached and we may not have adequate remedies for any breach. Also, our trade secrets may be disclosed in some manner not covered by these agreements.


         Currently, we hold exclusive rights to the United States patent for chromium picolinate, which expires in August 2000. We also hold patents on various uses of chromium picolinate which expire in 2009. We expect to seek additional patents in the future, but we may not succeed in obtaining any patents. Any patents that we do obtain may be inadequate as to the breadth or degree of protection. In addition, Orion Corporation, the University of Maryland, New York University Medical Center, and the McGuire Veterans Administration Hospital have exclusively licensed some patents and patent applications to us. Our future performance is partly dependent upon these patent rights.


If we market pharmaceutical products, a significant portion of those revenues may depend on these new products qualifying for third party reimbursement.


         If and when they become available, a significant portion of the sales of our pharmaceutical products will depend on the availability of reimbursement from third-party payers, such as government and private insurance plans. We may not be able to qualify these products for reimbursement from these third party payers.


The growth of our business has depended on acquisitions.


         Almost all of our current revenues come from businesses that we have acquired, like Nutrition 21 and Optimum Lifestyle, rather than from products that we have developed. We intend to continue to grow our business in part by seeking acquisitions of complementary products and businesses. However, we may be unable to find suitable acquisition candidates. We may be unable to effectively integrate acquired businesses into our operations. The process of integration is costly and could harm our operating results, particularly in the periods immediately following the acquisition.


Our stock price may decline if we are unable to maintain a Nasdaq listing for our securities.


         Our common stock is quoted on the Nasdaq National Market System. If our securities fail to maintain a Nasdaq listing, the market value of our common stock would likely decline and purchasers of our common stock would likely find it more difficult to sell our common stock, or to obtain accurate quotations as to its market value. In addition, if we fail to maintain a Nasdaq listing for our securities, and no other exclusion from the definition of a "penny stock" under the Exchange Act is available, then any broker engaging in a transaction in our securities would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market values of our securities held in the customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in our securities, they would become less willing to engage in these transactions, which will make it more difficult for purchasers of our common stock to dispose of their shares.

         In order to maintain our Nasdaq listing we must continue to be registered under the Exchange Act and have:


 -       net tangible assets of at least $4,000,000,


 - at least 750,000 shares outstanding held by non-affiliates with a market value of at least $5,000,000,


 -       at least 400 shareholders,


 -       a minimum bid price of $1.00 per share, and


 -       at least two market makers.


We believe that we currently comply with all of the requirements for continued listing. In the future we may not continue to meet the requirements for continued listing on the Nasdaq National Market System in which event our business would be harmed.


The sale of shares eligible for future sale may depress the price of our stock.


         Sales of a substantial number of shares of common stock in the public market could harm the market price for our common stock. Among other securities, we currently have outstanding 1,500 shares of our Series E Convertible Preferred Stock that currently are convertible into 1,200,000 shares of common stock, an undetermined additional number of shares of common stock because of anti-dilution adjustments, 528,937 warrants issued in connection with the Series D Preferred Stock, and 401 shares of Series F Preferred Stock. We have registered the sale of all of the common stock underlying the Preferred Stock and warrants as well as 4,342,467 shares of common stock issuable under to various other warrants and stock options. The conversion and sale of these shares of common stock would dilute the holdings of current shareholders and may reduce the price of our common stock.


The volatility of AMBI's stock price may make it difficult to obtain financing.


         The market prices for securities issued by small health care related companies such as AMBI have been volatile. Announcements of technological innovations for new commercial products by our competitors, adverse developments concerning regulatory review, proprietary rights, corporate plans, the introduction of new products, and changes in general conditions in the industry may have a significant negative impact on our business and on the market price of our common stock. Potential investors may decline to invest in AMBI due to the past volatility of its stock price. Also, in part to protect themselves from this volatility, investors have insisted on receiving a discount from the market price for securities that AMBI has sold to raise funds.

                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of the offered shares by the selling shareholders.


                            SELLING SECURITY HOLDERS

         The following table sets forth the names of the selling shareholders, the number of shares of common stock beneficially owned by them, and the number of offered shares which may be offered for sale by to this prospectus by each selling shareholder. None of the selling shareholders has held any position or office or has had any other material relationship with AMBI or any of its affiliates within the past three years other than as a result of his or her ownership of shares of common stock. The offered shares may be offered from time to time by the selling shareholders named below. However, the selling shareholders are not obligated to sell any offered shares immediately under this prospectus. All information with respect to share ownership has been furnished by the selling shareholders. Because the selling shareholders are not obligated to sell any offered shares, no estimate can be given as to the number of shares of common stock that will be held by any selling shareholder upon termination of any offering using this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of the date of this prospectus through the conversion or exercise of any security or right. The table assumes that all of the offered shares held by the selling shareholders are sold, and that the selling shareholders acquire no additional shares of common stock before the completion of this offering.

                                                               Securities to be
                     Securities Owned      Securities            Owned after
Name                  Before Offering       to be Sold             Offering
----                  ---------------       ----------         ----------------

Dean Radetsky                 591,956          586,956                   5,000

Cheryl Radetsky               591,956          586,956                   5,000

Marvin L. Segel               130,435          130,435                       0

                              PLAN OF DISTRIBUTION

         The common stock offered by this Registration Statement is being offered on behalf of the selling shareholders. This common stock may be sold or distributed from time to time by the selling shareholders, or by others who received the offered shares from selling shareholders. These sales may be directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire the common stock as principals, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:


 -       ordinary brokers' transactions;


 - transactions involving cross or block trades or otherwise on the Nasdaq National Market;


 - purchases by brokers, dealers or underwriters as principal and resale by purchasers for their own accounts by this prospectus;


 - "at the market" to or through market makers or into an existing market for the common stock;



 - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;


 - through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;


 -       in privately negotiated transactions;


 -       to cover short sales; or


 -       any combination of the foregoing.


         From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the offered shares owned by them, and the pledgees, secured parties or persons to whom the securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of selling shareholder's offered shares beneficially owned by those selling shareholders who so transfer, pledge, donate or assign selling shareholders' offered shares will decrease as and when they take these actions. The plan of distribution for selling shareholders' offered shares sold will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling shareholders. In addition, a selling shareholder may, from time to time, sell short the common stock of AMBI, and then this prospectus may be delivered in connection with the short sales and the offered shares may be used to cover the short sales.


         A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with a selling shareholder, including, without limitation, in connection with distributions of the common stock by broker-dealers. A selling shareholder may also enter into option or other transactions with broker-dealers that involve the delivery of the offered shares to the broker-dealers, who may then resell or otherwise transfer the offered shares. A selling shareholder may also loan or pledge the offered shares to a broker-dealer and the broker-dealer may sell the offered shares so loaned or upon a default may sell or otherwise transfer the pledged offered shares.


         Brokers, dealers, underwriters or agents participating in the distribution of the offered shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of the common stock for whom these broker-dealers may act as agent, or to whom they may sell as principal, or both. Compensation as to a particular broker-dealer may be less than or in excess of customary commissions. The selling shareholders and any broker-dealers who act in connection with the sale of the offered shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, or the Securities Act, and any commissions they receive and proceeds of any sale of the offered shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither AMBI nor any selling shareholder can presently estimate the amount of this compensation. AMBI knows of no existing arrangements between any selling shareholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the offered shares.


         AMBI will pay substantially all of the expenses incident to the registration, offering and sale of the offered shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. AMBI has also agreed to indemnify the selling shareholders and certain related persons against certain liabilities, including liabilities under the Securities Act.


         If indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of AMBI, AMBI has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.


         AMBI has advised the selling shareholders that while they are engaged in a distribution of the offered shares included in this prospectus they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the offered shares.


         This offering will terminate on the earlier of (a) two years from the date of this prospectus or (b) the date on which all shares offered by this prospectus have been sold by the selling shareholders.

                                    EXPERTS

         The consolidated financial statements of AMBI Inc. and subsidiary as of June 30, 1998 and 1997, and for each of the years in the three-year period ended June 30, 1998, have been incorporated by reference in this Prospectus and elsewhere in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing.


                                LEGAL MATTERS

         Certain legal matters in connection with this offering are being passed upon for AMBI by Oscar D. Folger, Esq., 521 Fifth Avenue, New York, New York 10175. Mr. Folger's wife owns 29,775 shares of the common stock of AMBI.


                                MATERIAL CHANGES

         There have been no material developments since the filing on February 11, 1999 of AMBI's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1998.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         As of June 30, 1998, Burns Philp & Company Limited owned 7,763,837 shares of common stock, and continues this common stock ownership as of the date of this prospectus.


         On December 12, 1996, AMBI completed the sale of its UK-based subsidiary, Aplin & Barrett Limited to Burns Philp & Company Limited in accordance with the terms of a Share Purchase Agreement. As part of the transaction, Burns Philp & Company Limited has provided AMBI with a revolving line of credit of up to $2.5 million. Any borrowings under this line of credit can be forgiven under certain circumstances. As of the date of filing this prospectus, no amount has been drawn under this line of credit.


         In connection with the sale of Aplin & Barrett Limited, AMBI and Aplin & Barrett Limited entered into two License Agreements. Under the first License Agreement, AMBI is exclusively licensed by Aplin & Barrett Limited for the use of nisin in pharmaceutical products and animal healthcare products. Under the second License Agreement, Aplin & Barrett Limited is exclusively licensed by AMBI for the use of nisin as a food preservative and for food preservation. In addition, AMBI entered into a Supply Agreement with Aplin & Barrett Limited under which Aplin & Barrett Limited was required to sell nisin to AMBI while AMBI was establishing its own source of supply. AMBI established its own source of supply for nisin, and sent notice of termination of the Supply Agreement effective September 26, 1997.

         AMBI and Burns Philp & Company Limited also entered into an Investors' Rights Agreement under which Burns Philp & Company Limited agreed until December 11, 1998 not to acquire, directly or indirectly, AMBI's securities, and to refrain from selling AMBI's common stock. So long as Burns Philp & Company Limited owns at least 10% of AMBI's outstanding common stock, Burns Philp & Company Limited will vote its shares in favor of Fredric D. Price and one nominee of Fredric D. Price for election to AMBI's Board of Directors. So long as Burns Philp & Company Limited owns at least 20% of AMBI's outstanding common stock, Burns Philp & Company Limited is entitled to nominate one member for election to AMBI's Board of Directors.


         As of the date of sale, two of AMBI's Board members were representatives of Burns Philp & Company Limited. Burns Philp & Company Limited's Board representatives did not participate in the vote of AMBI's Board which approved the sale of Aplin & Barrett Limited to Burns Philp & Company Limited. As a result of the sale, Burns Philp & Company Limited's representation on AMBI's Board of Directors was reduced from two members to one member. Currently, Burns Philp & Company Limited has not nominated a member for election to AMBI's Board. The amount of consideration for the sale was arrived at through arms-length negotiation and a fairness opinion was obtained.


                             AVAILABLE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and at the SEC's Regional
Offices: Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois; 7 World Trade Center, New York, New York; and Suite 500, 5757 Wilshire Boulevard, Los Angeles, California, and with respect to registration statements, Suite 788, 1375 Peachtree Street, Atlanta, Georgia. Copies of these materials can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and can also be accessed electronically through the SEC's Web site at http://www.sec.gov. You may get information on the operation of the SEC=s Public Reference Room by calling 1-800-SEC-0330. AMBI's securities are traded on the Nasdaq National Market System and reports and proxy statements can also be obtained from The Nasdaq Stock Market, Inc. at 1735 K Street NW, Washington,
D. C. 20006.


         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus also does not contain all the information set forth in the registration statement. For further information, you can obtain the complete registration statement and the documents incorporated herein by reference from the SEC offices listed above.


         We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents, which have been filed with the SEC by AMBI, are incorporated in this prospectus by reference and made a part of it. The SEC file number for all documents which are incorporated by reference is 1-12106.

         (1) Annual Report on Form 10-K/A for the fiscal year ended June 30,
1998.

         (2) Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998.

         (3) Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1998.

         (4) Current Report on Form 8-K filed December 11, 1998.

         (5) Current Report on Form 8-K filed February 3, 1999.

         (6) The section entitled "Description of Securities" in AMBI's registration statement on Form S-1 (Registration No.
             33-4822), declared effective on August 28, 1986.


         In addition, any amendments to these document and all other reports, proxy statements and other documents of AMBI hereafter filed with the SECunder Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities covered by this prospectus, shall be deemed to be incorporated in this prospectus and made a part of it by reference from the date of filing of each of these documents. Statements in this prospectus modify and supersede statements contained in all earlier documents incorporated by reference in this prospectus. Further, all future documents incorporated by reference will modify and supersede this prospectus.


         AMBI undertakes to provide without charge to each person to whom this prospectus is delivered, upon the written or oral request, a copy of any and all of the information that has been incorporated by reference in the prospectus. Exhibits to the information that is incorporated by reference will be included only if the exhibits are specifically incorporated by reference into the information that the prospectus incorporates. Requests should be directed to the Secretary, AMBI Inc., 4 Manhattanville Road, Purchase, New York 10577.


                                INDEMNIFICATION

         AMBI's by-laws provide that AMBI will indemnify its directors and officers to the fullest extent permitted by law. The New York Business Corporation Law provides that a corporation may indemnify a director or officer made a party to a derivative action against reasonable expenses actually and necessarily incurred by him in connection with the defense of such action, except in relation to matters as to which the director or officer is adjudged to have breached his duty to the corporation. In addition, the New York Business Corporation Law provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action on behalf of the indemnifying corporation, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful.


         If indemnification for liabilities arising under the Securities Act is permitted to directors, officers or persons controlling AMBI under the foregoing provisions, or otherwise, AMBI has been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   AMBI INC.


                        1,304,347 Shares of Common Stock

                             ----------------------

                                   PROSPECTUS
                             ----------------------



                                April ___, 1999


         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.


                               TABLE OF CONTENTS

                   The Company.................   3
                   Risk Factors ...............   3
                   Use of Proceeds ............   10
                   Selling Security Holders ...   10
                   Plan of Distribution .......   11

                   Experts ....................   13


                   Legal Matters ..............   13

                   Material Changes ...........   13
                   Certain Relationships ......   13
                   Available Information ......   14
                   Incorporation by Reference .   15
                   Indemnification ............   16

                                    PART II

                     Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution.

         The expenses in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated as follows:

Securities and Exchange Commission fee....      $             488
Nasdaq National Market listing fee........                 17,500
Legal Fees and expenses...................                 14,000
Accountant's fees and expenses............                  5,000
Miscellaneous.............................                  1,012
                                                -----------------
                  Total...................      $          38,000
                                                -----------------

Item 15.  Indemnification of Directors and Officers.

         Section 5.04 of AMBI's by-laws provides that AMBI will indemnify its directors and officers to the fullest extent permitted by law.

     Section 722 of the New York Business Corporation Law provides that a corporation may indemnify a director or officer made a party to a derivative action, against reasonable expenses actually and necessarily incurred by him in connection with the defense of such action, except in relation to matters as to which such director or officer is adjudged to have breached his duty to the corporation. Such indemnification does not include amounts paid in settling or otherwise disposing of a threatened or pending action which is settled or otherwise disposed of without court approval.

     Section 722 of the Business Corporation Law further provides that a corporation may indemnify a director or officer, made, or threatened to be made, a party to any action other than a derivative action on behalf of the indemnifying corporation, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful.

     Section 723 specifies the manner in which payment of such indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been completely successful, whether on the merits or otherwise, in defending an action referred to in Section 722. In the event that the director or officer has not been wholly successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.
Section 724 provides that upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Sections 722 and 723. Section 725 provides that no indemnification agreement in any Certificate of Incorporation or By-Laws is valid unless consistent with the statute. In addition, Section 725 contains certain other miscellaneous provisions affecting the indemnification of directors and officers.


     Insofar as indemnification by AMBI for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of AMBI under the foregoing provisions, or otherwise, AMBI has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, AMBI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. AMBI may, however, pay expenses incurred or paid by a director, officer or controlling person of AMBI in the successful defense of any action, suit or proceeding.


Item 16.  Exhibits.

Exhibit No.       Description
-----------       -----------

2 (a) Agreement of Purchase and Sale of Assets made on January 19, 1999 by and among Dean Radetsky and Cheryl Radetsky, Optimum Lifestyle, Inc., a California corporation, and AMBI Inc., a New York corporation.*

10(a) Amended and Restated Revolving Credit and Term Loan Agreement dated as of January 21, 1999 between the Bank as Lender and AMBI as Borrower.*


(5)      Opinion of Oscar D. Folger**


(23)(a)  Consent of Oscar D. Folger (included in Exhibit 5)**


(23)(b)  Consent of KPMG  LLP

-------------------------------------

* Incorporated by reference from AMBI's Current Report on Form 8-K filed February 3, 1999.

**       Previously filed.

Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high and low and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Purchase, New York on the 19th day of April 1999.

                           AMBI Inc.
                           By:   /s/ Fredric D. Price, President
                                 -------------------------------
                           Fredric D. Price, President, CEO and Director

                               POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Fredric D. Price as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.
                              --------------------

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                             Title                                         Date
---------                             -----                                         ----

/s/ Robert E. Flynn
-------------------------------
Robert E. Flynn                     Chairman of the Board                       April 19 , 1999

/s/ Fredric D. Price
-------------------------------
Fredric D. Price                    President, CEO and Director                 April 19 , 1999

/s/ Gerald A. Shapiro
-------------------------------
Gerald A. Shapiro                   CFO  (Principal Accounting and
                                       Financial Officer)
                                                                                April 19 , 1999
/s/ P. George Benson
-------------------------------
P. George Benson                    Director                                    April 19 , 1999

/s/ Audrey T. Cross
-------------------------------
Audrey T. Cross                     Director                                    April 19 , 1999

/s/ Marvin Moser
-------------------------------
Marvin Moser                        Director                                    April 19 , 1999

/s/ Robert E. Pollack
-------------------------------
Robert E. Pollack                   Director                                    April 19 , 1999